Exhibit 99.1
REGENT COMMUNICATIONS REPORTS THIRD QUARTER 2009 RESULTS
Cincinnati, OH, November 5, 2009 — Regent Communications, Inc. (NASDAQ: RGCI) announced today financial results for the quarter and nine months ended September 30, 2009.
For the third quarter of 2009, net broadcast revenues decreased 13.9% to $21.8 million from $25.3 million during the third quarter of 2008. For the same period, station operating expenses decreased 4.8% to $14.6 million in 2009 compared to $15.3 million in 2008. The Company reported a net loss of $0.4 million for the quarter, or $0.01 per share, compared with a reported net loss of $46.3 million, or $1.19 per share, in the same period last year. Results for 2008 were significantly impacted by a pre-tax non-cash impairment charge of $67.5 million related to the Company’s review of its indefinite-lived intangible assets and goodwill.
For the first nine months of 2009, net broadcast revenues decreased 13.5% to $62.8 million compared to $72.6 million in 2008. For the same period, station operating expenses decreased 7.0% to $43.3 million in 2009 from $46.5 million in 2008. The Company reported a net loss of $29.8 million for the first nine months of 2009, or $0.73 per share, compared with a reported net loss of $43.6 million, or $1.12 per share, in 2008. Results for 2009 and 2008 include a pre-tax non-cash impairment charge of $31.8 million and $67.5 million respectively, related to the Company’s review of its indefinite-lived intangible assets and goodwill.
“During the third quarter we continued to execute our strategic plan to expand our presence among advertisers and audiences across our local market footprint, while aggressively controlling our costs,” said Bill Stakelin, President and CEO of Regent Communications. “Our revenue results reflect the weak advertising market nationwide, offset in part by our consistent ability to outperform the overall radio industry and our portfolio of stations.”
Below are the Company’s condensed consolidated statements of operations prepared in accordance with generally accepted accounting principles (“GAAP”) (in thousands, except per share amounts).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Broadcast revenues, net of agency commissions	$21,811	$25,328	$62,840	$72,643
Station operating expenses	14,565	15,299	43,269	46,534
Corporate general and administrative expenses	2,609	1,636	6,568	5,441
Impairment of indefinite-lived intangible assets and goodwill	—	67,522	31,800	67,522
Depreciation and amortization	923	1,075	2,897	3,120
Gain on sale of stations	—	—	—	(507)
Loss (gain) on disposal of long-lived assets and other	66	(39)	(13)	(3)

Operating income (loss)	3,648	(60,165)	(21,681)	(49,464)
Interest expense	(3,070)	(2,611)	(7,157)	(8,918)
Realized and unrealized (loss) gain on derivatives, net	(1,011)	(1,500)	(904)	(2,096)
Impairment of note receivable and other	(50)	(952)	(50)	(952)
Other income (expense), net	94	(125)	152	(108)

Loss from continuing operations before income taxes	(389)	(65,353)	(29,640)	(61,538)
Income tax (expense) benefit	(53)	19,088	(138)	17,513

Loss from continuing operations	(442)	(46,265)	(29,778)	(44,025)
(Loss) gain on discontinued operations, net of income tax	—	(27)	—	402

Net loss	($442)	($46,292)	($29,778)	($43,623)

Basic and fully diluted net loss per common share	($0.01)	($1.19)	($0.73)	($1.12)
Non-GAAP Financial Measures
Regent utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. The non-GAAP performance and liquidity measures presented in this release are station operating income, same station net broadcast revenue, adjusted same station net broadcast revenue, same station operating income, and free cash flow. Regent’s management believes these non-GAAP measures provide useful information to investors, as discussed in more detail below, regarding Regent’s financial condition and results of operations and liquidity; however, these measures should not be considered as an alternative to net broadcast revenue, operating income (loss), net loss, or cash (used in) provided by operating activities as an indicator of Regent’s performance or liquidity.
Station operating income
Third quarter 2009 station operating income decreased 27.7% to approximately $7.2 million from $10.0 million in the same period in 2008. For the nine months ended September 30, 2009, station operating income decreased 25.0% to $19.6 million from $26.1 million reported for the same period in 2008.

The Company believes that station operating income is a performance measure that helps investors better understand the financial health of our radio stations. Further, Regent and other media companies have traditionally been measured by analysts and other investors on their ability to generate station operating income. The following table reconciles operating income (loss), which the Company believes is the most directly comparable GAAP financial measure, to station operating income (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Station operating income	2009	2008	2009	2008

Operating income (loss)	$3,648	($60,165)	($21,681)	($49,464)

Plus:
Depreciation and amortization	923	1,075	2,897	3,120
Loss on disposal of long-lived assets and other	66	—	—	—
Impairment of indefinite-lived intangible asset and goodwill	—	67,522	31,800	67,522
Corporate general and administrative expenses	2,609	1,636	6,568	5,441
Less:
Gain on disposal of long-lived assets and other	—	39	13	3
Gain on sale of stations	—	—	—	507

Station operating income	$7,246	$10,029	$19,571	$26,109

Same station results
On a same station basis, which includes results from stations owned and operated in continuing operations during the entire third quarter for both the 2009 and 2008 periods and excludes barter, net broadcast revenue for the third quarter of 2009 decreased 14.3% to $21.0 million from $24.5 million in the third quarter of 2008. Same station operating income decreased 27.6% to $7.2 million in the third quarter of 2009 compared to $10.0 million in the third quarter of 2008.
The Company believes that a same station presentation is important to investors as it provides a measure of performance of radio stations that were owned and operated by Regent in the third quarter of 2008 as well as the current quarter, and eliminates the effect of acquisitions and dispositions on comparability. Additionally, the Company has excluded barter in this comparison as barter customarily results in volatility between quarters, although differences over the full year are not material. The following tables reconcile net broadcast revenue and operating income (loss) to same station net broadcast revenue and same station operating income (in thousands).

	Three Months Ended
	September 30,
Same Station Net Broadcast Revenue	2009	2008

Net broadcast revenue	$21,811	$25,328

Less:
Net results of stations not included in same station category (1)	—	—
Barter transactions	813	825

Same station net broadcast revenue	$20,998	$24,503

(1)    All stations owned in 2008 were owned in 2009.

	Three Months Ended
	September 30,
Same Station Operating Income	2009	2008

Operating income (loss)	$3,648	($60,165)

Plus:
Depreciation and amortization	923	1,075
Loss on disposal of long-lived assets and other	66	—
Impairment of indefinite-lived intangible assets and goodwill	—	67,522
Corporate general and administrative expenses	2,609	1,636

Less:
Gain on disposal of long-lived assets and other	—	39

Station operating income	7,246	10,029

Adjustments:
Net results of stations not included in same station category	—	—
Barter transactions	3	(15)

Same station operating income	$7,249	$10,014

Free cash flow
Free cash flow is defined as net income (loss) plus depreciation, amortization, and other non-cash expenses, less maintenance capital expenditures and net gains on the sale of stations and disposal of long-lived assets. Free cash flow decreased to approximately $0.1 million in the third quarter of 2009, from approximately $4.9 million in the third quarter of 2008. For the nine months ended September 30, 2009, free cash flow decreased to $1.6 million from $10.3 million in 2008.
The Company believes that free cash flow is a liquidity measure that helps investors evaluate the ability of the Company to generate excess cash flow for investing and financing uses. The following table displays how the Company calculates free cash flow (in thousands).

	Three Months Ended		Nine months ended
	September 30,		September 30,
Free Cash Flow	2009	2008	2009	2008
Net loss	($442)	($46,292)	($29,778)	($43,623)

Add:
Depreciation and amortization	923	1,075	2,897	3,120
Impairment of indefinite-lived intangible assets and goodwill	—	67,522	31,800	67,522
Non-cash unrealized loss on derivatives	—	696	—	460
Impairment of note receivable	50	952	50	952
Non-cash interest expense	116	132	349	450
Other items, net (1)	203	306	364	921

Less:

Non-cash unrealized gain on derivatives	658	—	3,449	—
Gain on disposal of long-lived assets and other	—	—	—	52
Non-cash gain on sale of radio stations	—	57	—	1,155
Non-cash tax benefit	—	19,146	—	17,400
Maintenance capital expenditures	90	292	620	853
Digital upgrade capital expenditures	—	1	—	71

Free cash flow	$102	$4,895	$1,613	$10,271

(1)	Includes: non-cash compensation; barter; and loss on the disposal or impairment of long-lived assets
The most directly comparable GAAP measure to free cash flow is net cash (used in) provided by operating activities. The following table reconciles net cash (used in) provided by operating activities to free cash flow (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Free Cash Flow	2009	2008	2009	2008
Net cash (used in) provided by operating activities	($80)	$5,374	$3,128	$10,751

Less:
Changes in operating assets and liabilities	—	48	351	—
Bad debt expense	179	138	544	443

Plus:
Changes in operating assets and liabilities	451	—	—	887

Less:
Maintenance capital expenditures	90	292	620	853
Digital upgrade capital expenditures	—	1	—	71

Free cash flow	$102	$4,895	$1,613	$10,271

Selected Data
As of September 30, 2009, outstanding credit facility debt was approximately $187.7 million and cash was approximately $6.0 million. Total capital expenditures in the third quarter ended September 30, 2009 were approximately $0.1 million.
Teleconference
The Company will host a teleconference to discuss its third quarter results on Thursday, November 5, at 9:00 a.m. Eastern Time. To access the teleconference, please dial 973-935-8767 ten minutes prior to the start time and reference passcode 19137344. The teleconference will also be available via live webcast on the Company’s website, located at www.regentcomm.com under Investor Relations. If you cannot listen to the teleconference during its scheduled time, there will be a replay available through Wednesday, November 12, 2009, which can be accessed by dialing 800-642-1687 (U.S.) or 706-645-9291 (Int’l), passcode 19137344. The webcast will also be archived on the Company’s Web site for 30 days.
Regent Communications is a radio broadcasting company focused on acquiring, developing and operating radio stations in mid-sized markets. Regent owns and operates 62 stations located in 13 markets. Regent Communications, Inc. shares are traded on the Nasdaq under the symbol “RGCI.”
This press release includes certain forward-looking statements with respect to Regent Communications, Inc. for which it claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties and include statements preceded by, followed by or that include words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project” and other similar expressions. Although Regent believes expectations reflected in these forward-looking statements are based on reasonable assumptions, such statements are influenced by financial position, business strategy, budgets, projected costs, and plans and objectives of management for future operations. Actual results and developments may differ materially from those conveyed in the forward-looking statements based on various factors including, but not limited to: changes in economic, business and market conditions affecting the radio broadcast industry, the markets in which we operate, and nationally; increased competition for attractive radio properties and advertising dollars; increased competition from emerging technologies; fluctuations in the cost of operating radio properties; the Company’s ability to manage growth; the Company’s ability to effectively integrate its acquisitions; potential costs relating to stockholder demands; changes in the regulatory climate affecting radio broadcast companies; cancellations, disruptions or postponement of advertising schedules in response to national or world events; and the Company’s ability to regain and maintain compliance with the terms of its credit facilities or to refinance or restructure such obligations. Further information on other factors that could affect the financial results of Regent Communications, Inc. is included in Regent’s filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission’s website at http://www.sec.gov and/or from Regent Communications, Inc.

Contact:
Tony Vasconcellos	Chris Plunkett
Executive Vice President and Chief Financial Officer	Brainerd Communicators, Inc.
Regent Communications, Inc.	212-986-6667
859-292-0030